Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Macy's, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160564, 333-153721, 333-153720, 333-153719, 333-143398, 333-133080, 333-115712, and 333-104017) on Form S-8 and the registration statements (Nos. 333-163588-01 and 333-163588) on Form S-3 of Macy's, Inc. and subsidiaries (“Macy's, Inc.”) of our report dated March 28, 2012, with respect to the consolidated balance sheets of Macy's, Inc. as of January 28, 2012 and January 29, 2011, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended January 28, 2012, and the effectiveness of internal control over financial reporting as of January 28, 2012, which report appears in the January 28, 2012 Annual Report on Form 10-K of Macy's, Inc.
/s/ KPMG LLP

Cincinnati, Ohio
March 28, 2012